FOR IMMEDIATE RELEASE

Contact:
Ron Kochman
Volt Information Sciences, Inc.
(212) 704-2400
voltinvest@volt.com

VOLT INFORMATION SCIENCES, INC.

ANNOUNCES MANAGEMENT CHANGES

NEW YORK, -March 14, 2006 Volt Information Sciences, Inc. (NYSE: VOL) today announced that James J. Groberg has resigned as the Company’s Chief Financial Officer for health reasons.  Mr. Groberg intends to remain with the Company as Senior Vice President. “Jim has been instrumental in the growth of our Company during his more than 30 years of service and has made significant contributions to our success” said Steven A. Shaw, CEO of Volt.

The Company also announced that Jack Egan, 56, Vice President, Corporate Accounting and Principal Accounting Officer has been appointed as Senior Vice President–Chief Financial Officer.

The Company also announced that Ludwig M. Guarino, 54, Treasurer, has been appointed to the additional position of Senior Vice President.

In addition the Company announced that in response to the passing of William Shaw, Steven A. Shaw, 46, Chief Executive Officer, has been appointed to the additional position of President.

Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions with a Fortune 100 customer base.  Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial and industrial placement requirements of its customers, on both a temporary and permanent basis.  The Telecommunications and Information Solutions businesses, which include the Telecommunications Services, Computer Systems and Telephone Directory segments, provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies.  For additional information, please visit Volt’s web site at http://www.volt.com. This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements.  Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission.  Copies of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention: Shareholder Relations.  These and other SEC filings by the Company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www.volt.com in the Investor Information section.